UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 8, 2019
Date of report (date of earliest event reported)

MusclePharm Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-53166	77-0664193
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

4400 Vanowen Street, Burbank, CA 91505
 (Address of principal executive offices) (Zip Code)

(303) 396-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

¨	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2of the Securities Exchange Act of 1934 (§ 240 12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by a check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 8, 2019, the Audit Committee of the Board of Directors (the “Audit Committee”) of MusclePharm Corporation (the “Company”) concluded that the Company’s previously issued unaudited condensed consolidated financial statements for the three and nine months ended September 30, 2018 (the “Restated Periods”) should no longer be relied upon because of errors. Additionally, the Company’s earnings and press releases and similar communications to the extent that they relate to our financial statements for the Restated Periods should no longer be relied upon.

Specifically, during the preparation of the 2018 annual consolidated financial statements, the Company determined that the systems, processes and controls related to sales cut off were not sufficient to accurately record revenue in the correct reporting period. As a result, the Company identified errors, relating to revenue, cost of revenue, inventory and accounts receivable, which resulted in the overstatement of revenue and expenses for the Restated Periods as well as corresponding balance sheet accounts as of September 30, 2018. The errors described above were material to the Restated Periods and will be corrected in the restatement of our financial statements for the Restated Periods.

The Company plans to restate its unaudited condensed consolidated financial statements for the Restated Periods by filing an amended Form 10-Q for the period ended September 30, 2018 (the “Amended Form 10-Q”). It was determined that similar errors existed in the quarter ended June 30, 2018, but the impact was not deemed material to that period. We expect that certain amounts in the condensed consolidated financial statements for the Restated Periods, which will be included in the Amended Form 10-Q, will differ from the amounts reported in the original filing. Revenue, net, as restated, for the nine-month period ended September 30, 2018 is expected to be in a range of approximately $74 million to $76 million. Cost of revenue, as restated, for the nine-month period ended September 30, 2018 is expected to be in a range of approximately $51 million to $53 million. Net loss, as restated, for the nine-month period ended September 30, 2018 is expected to be in a range of approximately $6 million to $8 million. The restatement effects discussed herein are preliminary and subject to further assessment prior to the filing of the Amended Form 10-Q. Accordingly, actual amounts may not be within the ranges indicated above and any such differences could be material.

In addition, as a result of the foregoing errors, the Company has determined that there was a material weakness in internal control over financial reporting related to its sales cut off procedures.

Our management has re-evaluated its assessment of our disclosure controls and procedures and internal control over financial reporting as of September 30, 2018 and concluded that each was ineffective as of that date due to the existence of the foregoing material weakness. As part of our Amended Form 10-Q, we will update and reflect the change in management’s conclusion regarding the effectiveness of our disclosure controls and procedures and internal control over financial reporting as of September 30, 2018. As a result, we will not file our Form 10-K for the year ended December 31, 2018 (the “Form 10-K”) until after the filing of the Amended Form 10-Q. We currently expect to file our Form 10-K on a timely basis; however, there can be no assurance that we will be able to do so.

The Audit Committee has discussed these matters with Plante & Moran PLLC, its independent registered public accounting firm.

Caution Regarding Forward-Looking Statements

This Current Report on Form 8-K includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements regarding our plans to restate our financial statements for the Restated Periods and file an amended Form 10-Q, our plans to correct errors in our financial statements for prior periods, and our expectations with regard to changes in revenue, costs of goods sold and net loss with respect to the Restated Periods. Factors that could cause or contribute to such differences include: the review of the Company’s accounting, accounting policies and internal control over financial reporting; the preparation of and the audit or review, as applicable, of the Amended Form 10-Q or the Form 10-K; and the subsequent discovery of additional adjustments to the Company’s previously issued financial statements. Actual events or results may differ materially from the Company’s expectations. In addition, our financial results and stock price may suffer as a result of this review and any subsequent determinations from this process or any actions taken by governmental or other regulatory bodies as a result of this process. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2019	MusclePharm Corporation

	By:	/s/ Ryan Drexler
Name: Ryan Drexler Title: Chief Executive Officer, President and Chairman